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                                                                      EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

New Generation Plastic, Inc. (wholly owned by New Generation Holdings, Inc.)

New Generation Partners, Inc. (wholly owned by New Generation Holdings, Inc.)

New Generation Partners (UK) Limited (wholly owned by New Generation Partners, Inc.)